SUB-ITEM 77Q1(e)

                                AMENDMENT NO. 2
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of September 14, 2004, amends the Master Investment Advisory Agreement (the "Agreement"), dated November 25, 2003, between AIM Treasurer's Series Trust, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to remove INVESCO Stable Value Fund.

         NOW, THEREFORE, the parties agree as follows;


         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:



                                  "APPENDIX A
                           FUNDS AND EFFECTIVE DATES

INVESCO U.S. Government Money Fund                         November 25, 2003


                                   APPENDIX B
                          COMPENSATION TO THE ADVISOR

         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                       INVESCO U.S. GOVERNMENT MONEY FUND

NET ASSETS                                                        ANNUAL RATE
----------                                                        -----------

First $300 million..................................................    0.40%
Next $200 million...................................................    0.30%
Over $500 million...................................................    0.20%"

         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                            AIM TREASURER'S SERIES TRUST
                                            (a Delaware statutory trust)


Attest:   /s/ Lisa Moss                     By:    /s/ Robert H. Graham
          -----------------------------            --------------------------
              Assistant Secretary                     Robert H. Graham
                                                      President


(SEAL)


                                            A I M ADVISORS, INC.


Attest:   /s/ Lisa Moss                     By:    /s/ Mark H. Williamson
          -----------------------------            --------------------------
              Assistant Secretary                     Mark H. Williamson
                                                      President


(SEAL)

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